Exhibit 4.2

AMENDMENT TO

THE RIGHTS AGREEMENT

This AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is entered into as of October 25, 2024 (the “Amendment Effective Date”), by and between Southwest Airlines Co., a Texas corporation (the “Company”), and Equiniti Trust Company, LLC (the “Rights Agent”), and amends that certain Rights Agreement, dated as of July 2, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Board of the Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to advance the Final Expiration Date of the Rights to October 25, 2024; and

WHEREAS, pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.  Amendment of Section 1(ff). Section 1(ff) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

““Final Expiration Date” shall mean October 25, 2024.”

2.  Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement, as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and the Rights Agent shall be subject to its terms and conditions; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Final Expiration Date in accordance with Section 7 of the Rights Agreement. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Amendment Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3.  Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Rights Agreement will be reinstated and shall not expire until the Close of Business on the tenth (10th) Business Day following the date of such determination by the Board.

4.  Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights, duties, liabilities and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

5.  Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by facsimile or other customary means of electronic transmission (e.g., email or “pdf”) shall be effective as delivery of a manually executed counterpart hereof and shall constitute an original signature for all purposes.

6.  Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SOUTHWEST AIRLINES CO.,
as the Company

By:	/s/ Tammy Romo
Name:	Tammy Romo
Title:	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

EQUINITI TRUST COMPANY, LLC,
as Rights Agent

By:	/s/ Matthew D. Paseka
Name:	Matthew D. Paseka
Title:	SVP, Relationship Director

Signature Page to

Amendment to the Rights Agreement